EXHIBIT 99.1

MEK162 Shows Promising Clinical Activity in Ongoing Phase 2 Trial

First targeted therapy to show activity in patients with NRAS mutated melanoma

BOULDER, Colo.--(BUSINESS WIRE)--June 4, 2012--Promising data on MEK162 in an ongoing Phase 2 trial of patients with BRAF and NRAS mutated advanced melanoma was presented today at the American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, Illinois. MEK162, a small molecule selective inhibitor of the kinases MEK1 and MEK2, showed clinical activity and good tolerability in this patient population. This is the first targeted therapy to show activity in patients with NRAS mutated melanoma.

Array BioPharma Inc. (NASDAQ: ARRY) invented MEK162 and licensed worldwide rights to develop and commercialize MEK162 to Novartis in April 2010. The ongoing Phase 2 open-label trial is being conducted by Novartis and continues to enroll patients.

Since February 2012, the study has shown that, of the 35 patients with BRAF mutations evaluable for response, eight had partial responses, including two confirmed partial responses and 13 patients demonstrated stable disease. The disease control rate was 60 percent among these patients with at least two scans. Of the 28 patients with NRAS mutations who were evaluable for response, six had partial responses, including three confirmed partial responses and 13 patients demonstrated stable disease. The disease control rate was 68 percent among these patients with at least two scans. The median progression-free survival was 3.55 months [95% CI 2.00 – 3.81 months] for patients with BRAF mutation and 3.65 months [95% CI 2.53 - 5.39 months] for patients with NRAS mutations.

Common adverse events of all grades were consistent with data reported for the MEK inhibitor class and included rash, diarrhea, acneiform dermatitis, edema, creatine phosphokinase elevation, central serous retinopathy-like events, nausea, and fatigue.

“Significant treatment progress has been achieved for patients with advanced melanoma, particularly those with BRAF mutations, over the past few years,” said Paolo A. Ascierto, MD, Director of the Unit of Medical Oncology and Innovative Therapy, National Tumor Institute Fondazione G. Pascale. “However, for patients with NRAS mutations, no targeted treatment has been available and prognosis is poor. MEK162 has shown for the first time efficacy in the NRAS mutated melanoma population. This is another important brick in the wall we are building to stop melanoma.”

In conclusion, MEK162, the first targeted therapy to show activity in patients with NRAS mutant melanoma, showed clinical activity and good tolerability in patients with BRAF and NRAS mutated advanced melanoma. Novartis is evaluating the development options of MEK162 in melanoma.

About Metastatic Melanoma and BRAF / NRAS Mutations

When melanoma is diagnosed early, it is generally a curable disease. However, when it spreads to other parts of the body, it is the deadliest and most aggressive form of skin cancer. A person with metastatic melanoma typically has on average a short life expectancy that is measured in months. The American Cancer Society estimates there will be more than 76,000 new cases of melanoma and over 9,000 melanoma deaths in the United States in 2012. BRAF and NRAS mutations occur in 50 to 60 percent and 15 to 20 percent of patients with melanoma, respectively.

About MEK and MEK162

MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway, which signals cancer cell proliferation and survival. MEK has been shown to be frequently activated in cancer, in particular in tumors that have mutations, including BRAF and NRAS, in the RAS and RAF pathways. MEK162 is a small molecule MEK inhibitor that targets a key position in this pathway and is in Phase 2 development in a range of tumors.

MEK162 was identified by Novartis as reaching clinical proof of concept in November 2011. Novartis is planning or currently recruiting patients for nine clinical trials, including two Phase 2 trials, three Phase 1b trials in combination with different PI3 kinase inhibitors and two Phase 1b trials in combination with different RAF inhibitors.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of completion or initiation of further trials involving MEK162, the potential for the results of ongoing clinical trials to support regulatory approval or the marketing success of MEK162, and future plans to progress and develop MEK162. These statements involve significant risks and uncertainties, including those discussed in the most recent annual report filed on form 10-K, quarterly reports filed on Form 10-Q, and other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of Novartis to continue to fund and successfully progress research and development efforts with respect to MEK162; risks associated with dependence on collaborators for the clinical development and commercialization of out-licensed drug candidates, including MEK162; the ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; and risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States. Array is providing this information as of June 4, 2012 and undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:
Array BioPharma Inc.
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com